Exhibit 10.15
Thomas H. Waechter
3052 Crestablanca Drive
Pleasanton, CA 94566

Re:	Employment Agreement
Dear Tom:
     I am very excited about the prospect of having you join Stratex Networks, Inc. (the “Company”). This letter agreement sets forth the terms of your employment with the Company, as well as our understanding with respect to any termination of that employment relationship. This Agreement will become effective on your first day of employment with the Company, which we anticipate will be May 16, 2006.
     1. Position and Duties. You will be employed by the Company as its President & Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). This position will be based at our corporate headquarters in San Jose, California. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company. Your primary responsibilities will be to assume the top leadership of the Company, direct the organization to ensure the attainment of revenue and profit goals, drive optimal return on invested capital, grow shareholder value, and accomplish other objectives as we have previously discussed.
     2. Term of Employment. Your employment with the Company is for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.
     3. Compensation. You will be compensated by the Company for your services as follows:
          (a) Salary: You will be paid a monthly base salary of $37,500.00 ($450,000 per year), less applicable withholding, in accordance with the Company’s normal payroll procedures. In conjunction with your annual performance review, which will occur at or about the start of each fiscal year (currently April 1), your base salary will be reviewed by the Board, and may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company’s profitability. Any adjustment to your salary shall be made by the Board in its sole discretion.
          (b) Incentive Plan: Subject to the Board’s approval of such a plan for Company employees, starting in FY2008, you will be eligible to participate in the Company’s annual Key

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Employee Incentive Plan (“KEIP”), with a target annual bonus of 80% of your annual base salary.
          (c) Restricted Stock Award: For FY2007, the Company will grant you a special, restricted stock award as an incentive to achieve growth and maintain profitability. You will receive the award of 85,096 shares (the “Restricted Stock”) on your date of hire. Removal of the restrictions on the Restricted Stock will be based on the Company’s achievement of specific financial goals; however, provided you remain employed by the Company through March 31, 2008, the restrictions on a minimum of one-half of the Restricted Stock will be removed. (That is, if the restrictions on less than 50% of the Restricted Stock have been removed by March 31, 2008, the restrictions will immediately be removed from additional shares sufficient to increase the percentage of the Restricted Stock that is unrestricted to 50%.) In the event that a Change of Control (as defined in Paragraph 6(a) below) occurs during FY2007, any remaining restrictions on the Restricted Stock will be removed upon the Change of Control. Your Restricted Stock award will be subject to the terms and conditions of the Company’s 2002 Stock Incentive Plan (the “Plan”), and to the terms and conditions of the Restricted Stock Agreement that you will be required to execute as a condition of receiving this award. I have attached an explanation of the Plan and summary of the financial goals that, if achieved, will result in the removal of restrictions on the Restricted Stock during each quarter of FY2007.
          (d) Stock Option: You will be granted a non-qualified stock option to purchase 450,000 shares of the Company’s common stock. This stock option grant will be effective on the date your employment begins, and, so long as you remain employed by the Company, the option will vest over four (4) years, with twenty-five percent (25%) of the option vesting on the first anniversary of the grant, and the remaining seventy-five percent (75%) of the option vesting in equal 1/36th increments on each monthly anniversary of the grant over the remaining three (3) years. Your stock option grant will be subject to the terms and conditions of the Plan, and to the terms and conditions of the stock option agreement that you will be required to execute as a condition of receiving this stock option.
          (e) Auto Allowance: The Company will provide you with an automobile allowance of $1,200.00 per month and will reimburse you for expenses of operating your automobile for the purposes of conducting Company business in accordance with the Company’s Travel and Entertainment Policy.
          (f) Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company group medical, dental, life, disability or other group insurance plans, as well as under the Company’s business expense reimbursement, educational assistance, holiday, and other benefit plans and policies. You will also be eligible to participate in the Company’s 401(k) plan.
          (g) Vacation: You will be credited with two weeks’ paid vacation on your first day of employment with the Company. Once your employment begins, you will also accrue paid vacation in accordance with the Company’s vacation policy, except that you shall accrue vacation at the rate of two (2) weeks per year during your first year of employment, and at the rate of four (4) weeks per year thereafter.

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     4. Voluntary Termination. In the event that you voluntarily resign from your employment with the Company (other than for Good Reason as defined in Paragraphs 5(d) and 6(b)), or in the event that your employment terminates as a result of your death, you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with at least 10 business days’ written notice of your resignation. The Company shall have the option, in its sole discretion, to make your resignation effective at any time prior to the end of such notice period, provided the Company pays you an amount equal to the base salary you would have earned through the end of the notice period.
     5. Other Termination. Your employment may be terminated under the circumstances set forth below.
          (a) Termination by Disability. If, by reason of any physical or mental incapacity, you have been or will be prevented from performing your then-current duties under this Agreement for more than three consecutive months, then, to the extent permitted by law, the Company may terminate your employment without any advance notice. Upon such termination, if you sign a general release of known and unknown claims in a form satisfactory to the Company, the Company will provide you with the severance payments and benefits described in Paragraph 5(c). Nothing in this paragraph shall affect your rights under any applicable Company disability plan; provided, however, that your severance payments will be offset by any disability income payments received by you so that the total monthly severance and disability income payments during your severance period shall not exceed your then-current base salary.
          (b) Termination for Cause or Death: The Company may terminate your employment at any time for cause (as described below). If your employment is terminated by the Company for cause, or if your employment terminates as a result of your death, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. Provided, however, that if your employment terminates as a result of your death, the Company will pay your estate the prorated portion of any incentive bonus that you would have earned during the incentive bonus period in which your employment terminates; such prorated bonus will be paid at the time that such incentive bonuses are paid to other Company employees.
     For purposes of this Agreement, a termination “for cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company’s reputation or business; (iv) your refusal or inability to perform any assigned duties (other than as a result of a disability) after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; or (v) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.
          (c) Termination Without Cause: The Company may terminate your employment without cause at any time. If your employment is terminated by the Company without cause, and

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you sign a general release of known and unknown claims in a form satisfactory to the Company, and you fully comply with your obligations under Paragraphs 7, 8, and 10, you will receive the following severance benefits:
               (i) severance payments at your final base salary rate for a period of eighteen (18) months following your termination; such payments will be subject to applicable withholding and made in accordance with the Company’s normal payroll practices;
               (ii) payment of the premiums necessary to continue your group health insurance under COBRA (or to purchase other comparable health insurance coverage on an individual basis if you are no longer eligible for COBRA coverage) until the earlier of (x) eighteen (18) months following your termination date; or (y) the date you first became eligible to participate in another employer’s group health insurance plan; provided, however, that if you are 60 years of age or older on the date of your termination without cause, and if you have been employed by the Company for not less than three years as of the date of your termination without cause, the Company will pay the premiums necessary to continue your Company group health insurance coverage under COBRA (or to provide you with comparable health insurance coverage) until you reach the age of 65 or until you are eligible to participate in another employer’s group health insurance plan, whichever comes first;
               (iii) if your termination without cause occurs after March 31, 2007, the Company will pay you the prorated portion of any incentive bonus that you would have earned, if any, during the incentive bonus period in which your employment terminates (the pro-ration shall be equal to the percentage of that bonus period that you are actually employed by the Company), and such prorated bonus will be paid to you at the time that such incentive bonuses are paid to other Company employees; in addition, if less than 50% of the Restricted Stock has become unrestricted (based upon the Company’s FY2007 financial performance) as of your termination date, then the restrictions will immediately be removed from additional shares of Restricted Stock sufficient to increase the percentage of the Restricted Stock that is unrestricted to 50%;
               (iv) if your termination without cause occurs on or before March 31, 2007, the restrictions will be removed from a portion of the Restricted Stock equal to the pro-rated portion of the Restricted Stock that would have become vested (based upon the Company’s financial performance) at the end of the fiscal quarter in which your termination occurs (the pro-ration shall be equal to the percentage of that quarter that you are actually employed by the Company); if, after application of the preceding portion of this subsection (iv), the percentage of the Restricted Stock that is not subject to any restrictions (including any Restricted Stock that became unrestricted prior to your termination) is less than 25% times the percentage of FY2007 that you are actually employed by the Company (the resulting percentage being the “Minimum Percentage”), then the restrictions will immediately be removed from additional shares of Restricted Stock sufficient to increase the percentage of the Restricted Stock that is unrestricted to the Minimum Percentage (for purposes of determining any relevant pro-rations under this subparagraph (iv), your employment start date will be deemed to be April 1, 2006);
               (v) with respect to any stock options granted to you by the Company, you will cease vesting upon your termination date; however, you will be entitled to purchase any

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vested shares of stock that are subject to those options until the earlier of (x) eighteen (18) months following your termination date, or (y) the date on which the applicable option(s) expire(s); except as set forth in this subparagraph, your Company stock options will continue to be subject to and governed by the Plan and the applicable stock option agreements between you and the Company;
               (vi) payment of your then-provided Company car allowance for the period described in subparagraph 5(c)(i);
               (vii) outplacement assistance selected and paid for by the Company; and
               (viii) Executive shall not be required to mitigate damages with respect to the severance payments and benefits described in subparagraphs (i) — (vii) by seeking employment or otherwise, and there shall be no offset against amounts due Executive under subparagraphs (i) — (vii) on account of his subsequent employment (except as provided in Paragraph 10).
          (d) Resignation for Good Reason: If you resign from your employment with the Company for Good Reason (as defined in this paragraph), and such resignation does not qualify as a Resignation for Good Reason Following a Change of Control as set forth in subparagraph (e) below, and you sign a general release of known and unknown claims in a form satisfactory to the Company, and you fully comply with your obligations under Paragraphs 7, 8, and 10, you shall receive the severance benefits described in Paragraph 5(c). For purposes of this Paragraph, “Good Reason” means any of the following conditions, which condition(s) remain in effect 60 days after written notice from you to the Chairman of the Board of said condition(s):
               (i) a reduction in your base salary of 20% or more, other than a reduction that is similarly applicable to a majority of the members of the Company’s executive staff; or
               (ii) a material reduction in your employee benefits, other than a reduction that is similarly applicable to a majority of the members of the Company’s executive staff; or
               (iii) a material reduction in your responsibilities or authority without your written consent; or
               (iv) a material breach by the Company of any material provision of this Agreement; or
               (v) the relocation of the Company’s workplace to a location that is more than 75 miles from the Company’s current workplace in San Jose.
     The foregoing condition(s) shall not constitute “Good Reason” if you do not provide the Chairman of the Board with the written notice described above within 45 days after you first become aware of the condition(s).

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          (e) Termination or Resignation For Good Reason Following a Change of Control: If, within 18 months following any Change of Control (as defined below), your employment is terminated by the Company without cause, or if you resign from your employment with the Company for Good Reason Following a Change of Control (as defined below), and you sign a general release of known and unknown claims in a form satisfactory to the Company, and you fully comply with your obligations under Paragraphs 7, 8, and 10, you shall receive the severance benefits described in Paragraph 5(c); provided, that the time periods set forth in subparagraphs 5(c)(i), (v)(x), and (vi) shall each be increased by an additional twelve (12) months. In addition, if such termination occurs after March 31, 2007, you shall receive a payment equal to the greater of (i) the average of the annual incentive bonus payments received by you, if any, for the previous three years, or (ii) your target incentive bonus for the year in which your employment terminates. (For purposes of subpart (i), the amount of your incentive bonus payment for FY2007 shall be deemed to be the dollar value that equals the percentage of the Restricted Stock that becomes unrestricted as a result of the Company’s achievement of its financial goals during FY2007 times $360,000.) Such payment will be made to you within 15 days following the date on which the general release of claims described above becomes effective. The Company will also accelerate the vesting of all unvested stock options granted to you by the Company such that all of your Company stock options will be fully vested as of the date of your termination/resignation.
     6. Change of Control/Good Reason.
          (a) For purposes of this Agreement, a “Change of Control” of the Company shall mean:
               (i) The direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept;
               (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;
               (iii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;
               (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);

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               (v) the complete liquidation or dissolution of the Company;
               (vi) any reverse merger in which the Company is the surviving entity but in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or
               (vii) the acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership ( within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator of the Plan determines shall not be a Corporate Transaction.
For the purposes of this Agreement, the terms “Continuing Directors,” “Corporate Transaction,” “Affiliate” and “Associate” shall have the meanings ascribed to such terms in the Plan.
          (b) For purposes of this Agreement, “Good Reason Following a Change of Control” means any of the following conditions, which condition(s) remain in effect 60 days after written notice from you to the Chairman of the Board of said condition(s):
               (i) a material and adverse change in your position, duties or responsibilities for the Company, as measured against your position, duties or responsibilities immediately prior to the Change of Control; for purposes of this agreement, an assignment to the position of Chief Executive Officer or Chief Operating Officer of a new entity shall not be considered a material and adverse change in your position, duties or responsibilities; or
               (ii) a reduction in your base salary as measured against your base salary immediately prior to the Change in Control; or
               (iii) a material reduction in your employee benefits, other than a reduction that is similarly applicable to a majority of the members of the Company’s executive staff; or
               (iv) the relocation of the Company’s workplace to a location that is more than 75 miles from the Company’s current workplace in San Jose.
The foregoing condition(s) shall not constitute “Good Reason Following a Change of Control” if you do not provide the Chairman of the Board with the written notice described above within 45 days after you first become aware of the condition(s).
     7. Confidential and Proprietary Information: As a condition of your employment, you agree to sign and abide by the Company’s standard form of employee proprietary information/confidentiality/assignment of inventions agreement.
     8. Termination Obligations.

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          (a) You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment.
          (b) Upon your termination for any reason, and as a condition of your receipt of any severance benefits hereunder, you will promptly resign in writing from all offices and directorships then held with the Company or any affiliate of the Company.
          (c) Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. You shall also cooperate in the defense of any action brought by any third party against the Company.
     9. Limitation of Payments and Benefits.
          To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to you (the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall be either:
          (a) the full amount of the Payments, or
          (b) a reduced amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefit. In the event that any Excise Tax is imposed on the Payments, you will be fully responsible for the payment of any and all Excise Tax, and the Company will not be obligated to pay all or any portion of any Excise Tax.
     10. Other Activities. In order to protect the Company’s valuable proprietary information, you agree that during your employment and for a period of eighteen (18) months following the termination of your employment with the Company for any reason, you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance to any entity or its successor, which is a direct competitor of the Company (and specifically identified as such in the Company’s Form 10K), unless specifically permitted to do so in writing by the Company or its successor. You acknowledge and agree that the restrictions contained in the preceding sentence are reasonable and necessary, as there is a significant risk that your provision of labor, services, advice or assistance to any of those competitors could result in the disclosure of the Company’s proprietary information. You further acknowledge and agree that the restrictions contained in this paragraph will not preclude you from engaging in any trade, business or profession that you are qualified to engage in. In the event of your breach of

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this Paragraph, the Company shall not be obligated to provide you with any further severance payments or benefits subsequent to such breach.
     11. Dispute Resolution. The parties agree that any suit, action, or proceeding arising out of or relating to this Agreement, the parties’ employment relationship, or the termination of that relationship for any reason, shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Santa Clara) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection they may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Paragraph 11 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
     12. Compliance With Section 409A. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits you would receive pursuant to this Agreement in connection with your termination of employment would constitute deferred compensation subject to the rules of Section 409A of the Code, and (b) you are a “specified employee” under Section 409A, then only to the extent required to avoid your incurrence of any additional tax or interest under Section 409A of the Code, such payment or benefit will be delayed until the date which is six (6) months after your “separation from service” within the meaning of Section 409A. Any payments or benefits that would have been payable but are delayed under the previous sentence shall be payable at that time. You and the Company agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code, if the Company deems such reformation necessary or advisable in order to avoid the incurrence of any such additional tax, interest and/or penalties under Section 409A. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits provided to you under this Agreement.
     13. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
     14. Applicable Withholding. All salary, bonus, severance and other payments identified in this Agreement are subject to applicable withholding by the Company.
     15. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.
     16. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or

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agreements between you and the Company regarding your employment, whether written or oral. This Agreement sets forth our entire agreement regarding the Company’s obligation to provide you with severance benefits upon any termination of your employment, and you shall not be entitled to receive any other severance benefits from the Company pursuant to any Company severance plan, policy or practice.
     17. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.
     18. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Board.
     Tom, we look forward to having you join us at Stratex Networks, Inc. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.
Sincerely,
Stratex Networks, Inc.

By:	/s/ Charles D. Kissner
Charles D. Kissner Chairman of the Board
     I agree to and accept employment with Stratex Networks, Inc. on the terms and conditions set forth in this Agreement.

Date: May 18, 2006	/s/ Thomas H. Waechter Thomas H. Waechter